SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(date of earliest event reported)
March 10, 2004

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Dixie Road, Suite 100, Brampton, Ontario, Canada	L6T 5P6

(address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (905) 863-0000.

SIGNATURES

Item 5. Other Events

On April 28, 2004, Nortel Networks Corporation (the “Company”) issued a press release (attached as Exhibit 99.1 to the Current Report on Form 8-K dated April 28, 2004 of the Registrant (“NNL”) (the Company owns all of NNL’s common shares and NNL is the Company’s principal direct operating subsidiary) which updated and provided additional information with respect to certain matters concerning the public debt indentures of the Company and NNL that was previously addressed in the press release attached as Exhibit 99.1 to NNL’s Current Report on Form 8-K dated March 10, 2004. In the press release dated April 28, 2004, the Company stated the following with respect to such public debt indentures:

“Debt Securities

As previously announced, as a result of the delay in the filing of the 2003 Form 10-K beyond March 30, 2004, the Company and NNL are not in compliance with their obligations to deliver to relevant parties their filings with the United States Securities and Exchange Commission (the “SEC”) under their public debt indentures. Approximately US$1.8 billion of notes of NNL (or its subsidiaries) and US$1.8 billion of convertible debt securities of the Company are outstanding under the indentures. The delay does not result in an automatic event of default and acceleration of the long-term debt of the Company or NNL. If the holders of at least 25 percent of the outstanding principal amount of any relevant series of debt securities provide notice of such non-compliance to the Company or NNL, as applicable, and the Company or NNL, as applicable, fails to file and deliver the relevant 2003 Form 10-K within 90 days after such notice is provided, then the trustee under the indenture or such holders will have the right to accelerate the maturity of the relevant series of debt securities. While such notice could have been given at any time after March 30, 2004, to date neither the Company nor NNL has received any such notice. In addition, if the required percentage of holders under one series of debt securities were to give such a notice and, after the 90 day cure period expired, were to accelerate the maturity of such debt securities, then the principal amount of each other series of debt securities could, upon 10 days notice, be accelerated without the lapse of an additional 90 day cure period. Based on inquiries to date, the Company believes that approximately 34 percent of the outstanding principal amount of the US$150 million 7.875% notes due June 2026 issued by a subsidiary of NNL and guaranteed by it are held by a group of related holders. Other than with respect to that series of debt securities, based on such inquiries, neither the Company nor NNL is aware of any holder, or group of related holders or parties, that holds at least 25 percent of the outstanding principal amount of any relevant series of debt securities. The Company also believes based on such inquiries that approximately 23 percent of the outstanding principal amount of the US$150 million 7.40% notes due June 2006 issued by NNL are held by a single holder.

If an acceleration of the Company’s and NNL’s debt securities were to occur, the Company and NNL may be unable to meet their respective payment obligations with respect to the related indebtedness. In such case, the Company and NNL would seek alternative financing sources to satisfy such obligations. At present, neither the Company nor NNL has any agreements or understandings in place with respect to any such financing.”

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Nicholas J. DeRoma
Nicholas J. DeRoma
Chief Legal Officer

By:	/s/ Blair F. Morrison
Blair F. Morrison
Assistant Secretary

Dated: April 28, 2004

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